UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2018

FREEZE TAG, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54267	20-4532392
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18062 Irvine Blvd, Suite 103

Tustin, California 92780

(Address of principal executive offices) (zip code)

(714) 210-3850

(Registrant’s telephone number, including area code)

______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On March 1, 2018, we received a notice from Accredited Investor #2, who is a shareholder of our Series B Preferred Stock, evidencing the holder’s desire to convert 50,400 shares of Series B Preferred Stock into shares of our Common Stock, to be effected as soon as we received the confirming request from the holder’s brokerage firm. Each share of Series B Preferred Stock is convertible into 50 shares of Common Stock, and the 2,520,000 shares of Common Stock were issued to the Accredited Investor on March 15, 2018 via electronic transfer after receiving the necessary electronic request from the broker that day. Based on the representations of the holder in the Securities Exchange and Series A Preferred Stock Purchase Agreement dated July 25, 2017 and in the Notice of Conversion, the issuance of the shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor was accredited and sophisticated, familiar with our operations, and there was no solicitation. The issuance of these shares, when combined with the issuance detailed below, totaled more than 5% of our outstanding common stock since our last periodic report, which necessitated the filing of this Current Report.

On November 22, 2017, we received a notice from Accredited Investor #2, who is a shareholder of our Series B Preferred Stock, evidencing the holder’s desire to convert 66,000 shares of Series B Preferred Stock into shares of our Common Stock, to be effected as soon as we received the confirming request from the holder’s brokerage firm. Each share of Series B Preferred Stock is convertible into 50 shares of Common Stock, and the 3,300,000 shares of Common Stock were issued to the Accredited Investor on November 30, 2017 via electronic transfer after receiving the necessary electronic request from the broker that day. The total shares converted were less than 5% of the common stock outstanding at the time of the conversion. Based on the representations of the holder in the Securities Exchange and Series A Preferred Stock Purchase Agreement dated July 25, 2017 and in the Notice of Conversion, the issuance of the shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor was accredited and sophisticated, familiar with our operations, and there was no solicitation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freeze Tag, Inc.,
a Delaware corporation

March 21, 2018	By:	/s/ Craig Holland
Craig Holland, President and
Chief Executive Officer
(Principal Executive Officer)

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